EXHIBIT INDEX


EXHIBIT NO.    TITLE OF DOCUMENT


   23.     1a. Consents of  Kenny  S&P  Evaluation
               Services, a division of J.J.  Kenny
               Co., Inc.

           1b. Consent of Deloitte & Touche LLP

           1d. Consents of Standard & Poor's
               Ratings Group, a division of The
               McGraw-Hill Companies, Inc.

    27.    1.  Financial Data Schedule of
               Dean Witter Select Municipal Trust,
               California Intermediate Long Term
               Portfolio Series 28 (Insured)

           2.  Financial Data Schedule of
               Dean Witter Select Municipal Trust,
               Insured California Portfolio
               Series 62

           3.  Financial Data Schedule of
               Dean Witter Select Municipal Trust,
               National Portfolio Series 125


                             A-31